CONSENT IN LIEU OF A SPECIAL MEETING OF THE DIRECTORS"

                                       Of

                          THERMOTEK INTERNATIONAL, INC.


     NOW, on this 7th day of December, 19998, the undersigned being all of the Directors of ThermoTek International, Inc., a Delaware corporation (the "Corporation") with offices at 80 Seaview Blvd., Port Washington, NY 11050, do hereby authorize and consent to the adoption of the following resolutions without a meeting, pursuant to Section 141 of the Delaware General Corporation of Law.


          Whereas, the Director desires to appoint now Officers and Directors to the Corporation; and


          Whereas, the Directors desire to do all things incidental to effect the change in management control contemplated at this time and;


     NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby appoints Harold Massner as President and Director, effective at this date, to serve until his successor is duly chosen to appointed; and


     BE IT FURTHER RESOLVED, that the Board of Directors accept the resignation of Richard Singer as President and Director of the Corporation; and


     The undersigned hereby represent that on the date first above written, they are the only Directors of ThermoTek International, Inc. and adopt this Consent to Action Without a Meeting.


                                                     THE BOARD OF DIRECTORS


                                                     /ss/ Richard Singer
                                                     -------------------
                                                     RICHARD SINGER

                                                     /ss/Harold Massner
                                                     ------------------
                                                     HAROLD MASSNER